Exhibit 10.11.2

PAETEC CORP.

EXECUTIVE INCENTIVE PLAN

CLASS A STOCK UNIT AGREEMENT

PaeTec Corp. (the “Company”) hereby grants stock units relating to shares of Class A Common Stock, par value $0.01 per share, of the Company (the “Shares”) to the Grantee named below, subject to the vesting conditions set forth below and in the attachment. Additional terms and conditions of the Grant are set forth in this cover sheet, in the attached term sheet and in the PaeTec Corp. Executive Incentive Plan (as amended from time to time, the “Plan”). Capitalized terms that are used, but not defined, in this cover sheet or the attachment have the meanings ascribed to such terms in the Plan.

Grant Date:                          , 200

Name of Grantee:

Number of Stock Units Covered by Grant:

By signing this cover sheet, you agree to all of the terms and conditions described in this cover sheet, in the attached term sheet and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement (as defined in the attached term sheet) should appear to be inconsistent.

(Grantee)	Keith M. Wilson
Executive Vice President

Attachment

This is not a stock certificate or a negotiable instrument.

PAETEC CORP.

EXECUTIVE INCENTIVE PLAN

CLASS A STOCK UNIT AGREEMENT

Stock Unit Transferability	This Grant is an award of stock units in the number of units set forth on the cover sheet, subject to the vesting conditions described below (the “Stock Units”). Your Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Stock Units be made subject to execution, attachment or similar process.

Definitions

Capitalized terms not defined in this Agreement are defined in the Plan, and have the meaning set forth in the Plan. The following additional terms have the meanings provided below:

“Cause” means, termination of your Service with the Company or any Affiliate due to (i) your material failure or refusal to perform the duties assigned to you, provided that the Chief Executive Officer (or the Board if you are the Company’s Chief Executive Officer) gives you a written notice of your refusal to perform such duties or comply with such direction and 20 days to remedy such refusal, and further provided that such duties or directions are not inconsistent with those of other individuals reporting directly to the Chief Executive Officer or the Board, as the case may be, (ii) your refusal to follow the reasonable directives of the Chief Executive Officer (or the Board if you are the Company’s Chief Executive Officer), provided that the Chief Executive Officer (or the Board if you are the Company’s Chief Executive Officer) gives you a written notice of your refusal to perform such direction and 20 days to remedy such refusal, and further provided that such directions are not inconsistent with those of other individuals reporting directly to the Company’s Chief Executive Officer or the Board, as the case may be, or (iii) conviction of a felony.

“Good Reason,” to the extent applicable to you, has the meaning set forth in your Severance Agreement, if any.

“Grant” means the award of Stock Units evidenced by this Agreement.

“Service” means service by you as an employee, officer or director of, or other service provider to, the Company or any Affiliate. A change in your position or duties will not result in interrupted or terminated Service so long as you continue to serve as an employee, officer or director of, or other service provider to, the Company or any Affiliate.

“Severance Agreement” means any Confidentiality, Non-Solicitation, Non-Competition and Severance Agreement between you and the Company or any Affiliate, as in effect on the Grant Date.

Vesting	One hundred (100%) percent of the total number of Stock Units under this Grant will become vested (i) on the third anniversary of the Grant Date, provided you have continued in Service through such date, (ii) upon termination of your Service due to (A) your death or Disability, (B) termination of your Service by the Company without Cause or (C) to the extent applicable to you, your resignation for Good Reason, or (iii) immediately prior to the consummation of a Corporate Transaction. If your Severance Agreement provides that the period during which your non-competition covenant thereunder is in effect shall count as a period of service for purposes of calculating the vested portion of any options to purchase Stock that have been granted to you, the period during which such non-competition covenant is in effect will also count as a period during which your Service has continued for purposes of determining whether you have continued in Service through the third anniversary of the Grant Date under clause (i) of the foregoing sentence, provided that you have not violated such non-competition covenant on or prior to the third anniversary of the Grant Date. Notwithstanding any of the foregoing, no Stock Units will vest if your Service is terminated before the third anniversary of the Grant Date (i) by the Company for Cause or (ii) except to the extent contemplated by the immediately preceding sentence (to the extent applicable to you), as a result of your resignation without (to the extent applicable to you) Good Reason.

Delivery of Stock Pursuant to Vested Units	A certificate for all of the shares of Stock represented by the vested Stock Units (which shares of Stock will be rounded down to the nearest number of whole shares) will be delivered to you (or, as applicable, your legal guardian, the executor or administrator of your estate or the person or persons to whom rights under this Agreement have passed by bequest or inheritance) (i) on or promptly after the third anniversary of the Grant Date, (ii) promptly after your termination of Service or (iii) immediately prior to the consummation of a Corporate Transaction.

Notwithstanding the foregoing:

(i) if you are a “key employee” within the meaning of Code section 409A and shares of Stock would otherwise be delivered to you on account of the termination of your employment with the Company and its Affiliates, then such shares will not be delivered to you until six months (or such lesser period as may be permitted by Code section 409A) after such termination of employment to the extent necessary to avoid the imposition of the penalty under Code section 409A; and

(ii) if the shares of Stock relating to the vested Stock Units would otherwise be delivered during a period in which the shares are listed on an established national or regional stock exchange or are publicly traded in an established securities market and you are (A) subject to a lock-up agreement restricting your ability to sell shares of Stock in the open market, (B) restricted from selling shares of Stock in the open market because you are not then eligible to sell shares of Stock under the Company’s insider trading or similar plan or policy as then in effect (whether because a trading “window” is not open or you are otherwise restricted from trading) or (C) restricted from selling shares of Stock pursuant to an effective registration statement because of an applicable blackout thereunder, delivery of the shares of Stock related to the vested Stock Units will be delayed until no earlier than the first date on which you are is no longer prohibited from selling shares of Stock due to a lock-up agreement, insider trading plan or policy restriction or applicable blackout, but in no event later than the end of the calendar year in which the shares related to such vested Stock Units would otherwise have been delivered.

Forfeiture of Unvested Units	In the event that your Service terminates, you will forfeit all of the Stock Units that have not yet vested unless the Stock Units become vested upon termination of your Service as provided above under “Vesting.”

Investment Representation	You hereby agree and represent, as a condition of this Grant, that the Stock Units and the shares of Stock represented by the Stock Units are being acquired for investment, and not with a view to the sale or distribution thereof.

Transfer of Shares	Until such time as the Company becomes a reporting company under the Securities Exchange Act of 1934, or any corresponding provision of any successor statute (the “Exchange Act”), with respect to any class of its securities, you may not sell, assign, pledge, hypothecate, transfer by gift or otherwise dispose of shares of Stock represented by the Stock Units and acquired under this Grant except in transfers back to the Company, transfers by will or the laws of descent and distribution, or transfers by gift or domestic relations order to “family members” as defined in Rule 701 under the Securities Act of 1933.

Withholding Taxes	The Company or an Affiliate, as the case may be, has the right to deduct from payments of any kind otherwise due to you any federal, foreign, state or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to this Grant or upon the issuance of any shares of Stock pursuant to this Grant. At the time of such vesting, lapse or issuance, you will pay in cash to the Company or the Affiliate, as the case may be, any amount that the Company or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Company or the Affiliate, which may be withheld by the Company or the Affiliate, as the case may be, in its sole discretion, you may elect to satisfy such obligations, in whole or in part, (a) by causing the Company or the Affiliate to withhold shares of Stock otherwise issuable to you pursuant to this Grant or (b) by delivering to the Company or the Affiliate shares of Stock that you already own. Such withholding obligations will be reduced by an amount equal to the aggregate Fair Market Value of the shares of Stock so delivered or withheld. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation will be determined by the Company or the Affiliate as of the date that the amount of tax to be withheld is to be determined. If you make such an election pursuant hereto, you may satisfy your withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

Retention Rights	This Agreement does not give you the right to be retained by the Company (or any Affiliates) in any capacity. The Company (and any Affiliate) reserve the right to terminate your Service at any time and for any reason.

Stockholder Rights	You do not have any of the rights of a stockholder with respect to the Stock Units unless and until the Stock relating to the Stock Units has been delivered to you. You will, however, be entitled to receive, upon the Company’s payment of a cash dividend on outstanding Stock, a cash payment for each Stock Unit that you hold as of the record date for such dividend equal to the per-share dividend paid on the Stock.

Adjustments	In the event of a stock split, a stock dividend or a similar change affecting the Stock, the number of Stock Units covered by this Grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan.

Forum Selection	At all times each party hereto (i) irrevocably submits to the exclusive jurisdiction of any New York court or Federal court sitting in New York; (ii) agrees that any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined in such New York or Federal court; (iii) to the extent permitted by law irrevocably waives (A) any objection such party may have to the laying of venue of any such action or proceeding in any of such courts, or (B) any claim that such party may have that any such action or proceeding has been brought in an inconvenient forum; and (iv) to the extent permitted by law irrevocably agrees that a final nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this section entitled “Forum Selection” shall affect the right of any party hereto to serve legal process in any manner permitted by law.

Legends

All certificates representing the shares of Stock issued in connection with this Grant shall, where applicable, have endorsed thereon the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND FORFEITURE PROVISIONS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION OR QUALIFICATION THEREOF UNDER SUCH ACT AND SUCH APPLICABLE STATE OR OTHER JURISDICTION’S SECURITIES LAWS OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED.”

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan	The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Grant. Any prior agreements, commitments or negotiations concerning this Grant are superseded.

This Grant is subject to all of the terms and conditions described above and in the Plan.

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